Exhibit 23.1

We hereby consent to the inclusion in this Registration Statement on Form F-1 of our report dated January 24, 2024, relating to the consolidated financial statements of Nova Minerals Limited as of and for the years ended June 30, 2023 and 2022. We also consent to the reference of our firm under the heading “Experts” appearing therein.

/s/ GRASSI & CO., CPAs, P.C.

Jericho, New York

September 19, 2024